Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8632 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s Process Manufacturing and Front Office Solutions Selected by a Leading
Manufacturer in Mexico

CDC Software Solutions Help Enterprises in Mexico Address Recessionary Conditions by Reducing
Costs, Improving Efficiency and Enhancing Customer Service

HONG KONG, ATLANTA, Feb. 19, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced that Grupo Polak, a Mexico City-based chemical manufacturer, selected three of the company’s major process manufacturing and front office software solutions. This represents the fourth sales win in the last two months for Desarrollo de Recursos Estrategicos S.A. de C.V., CDC Software’s franchise partner in Mexico, which operates under the brand name CDC Software Mexico.

Grupo Polak, a group of companies that manufacture adhesives, agrochemicals, asphalt coatings, and personal care products, selected CDC Factory, a manufacturing operations management solution, Ross Enterprise, an enterprise resource planning (ERP) solution, and Pivotal CRM, a customer relationship management system (CRM), for planned implementation at its plant in Tiaxcala.

In December 2008, Sabormex, S.A. de C.V., a leading food processor of coffee and kidney beans in Mexico, became the first CDC Factory customer in Latin America when it selected the system for use at its production plant in Puebla. Also in December 2008, Industrias Wet Line S.A de C.V., a leading manufacturer of personal care products, announced that it plans to implement Ross Enterprise at its Guadalajara plant, and one of the leading financial services companies in Mexico, Spain and Latin America announced that it expects to deploy CDC Respond, a complaint and feedback management system, at its main office in Mexico City. Since becoming a franchise partner in the first quarter of 2008, CDC Software Mexico has sold CDC Software solutions to several other customers including Alimentos La Granja Ungerer, Zoltek, Oxiquimica, Natividad Abogados, Mapfre Mexico, Accor Servicios and Medical Home.

“CDC Software offered us local service and support and a complete set of user-friendly solutions that we needed to meet our business objectives,” said Gregory Polak, president of Grupo Polak. “We particularly liked the value proposition these products offered in terms of helping us address today’s global recessionary conditions through functionality that we anticipate will help us reduce costs, increase capacity, improve operational efficiency and enhance customer service.”

“We are excited about our recent wins with such leading organizations including Grupo Polak, which represents our largest deal in Latin America and is a customer that we expect to implement our three major product lines,” said Oscar Pierre, senior vice president, South Europe and Latin American operations, CDC Software. “Our Franchise Partner Program has become an increasingly important sales channel for our solutions globally, especially in high growth markets such as Latin America, India and China. We believe that Latin America, in particular, may be a potentially significant contributor to sales despite the current soft economic conditions globally.”

The CDC Software Franchise Partner Program funds CDC Software’s investments, through majority control or minority stakes, in strategic partners located in high growth geographies that include Latin America, India, China, the Middle East and Eastern Europe. CDC Software’s investment in these companies helps facilitate the expansion of its global distribution footprint, and helps franchise partners grow their businesses. Since the inception of the Franchise Partner Program in April 2006, CDC Software has invested in seven franchise partners.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs and the beliefs of our customers regarding the expected benefits and utility of our software, our expectations regarding the implementation of our solutions and applications by any present or future customer, our beliefs regarding our sales channel in Latin America, as well as significance of potential contributions to our business and revenues from Latin American sources, our beliefs regarding our solutions’ ability to help our customers expand business, reduce costs, increase capacity, improve operational efficiency and enhance customer satisfaction. These are our beliefs regarding the ability to realize upfront value using our products, our beliefs regarding customer and industry needs and preferences, our beliefs about improvements to efficiency, our beliefs regarding our franchise partner program and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of Ross Enterprise, CDC Factory, Pivotal CRM and CDC Respond solutions to address enterprise’s business requirements; and market acceptance of new and existing enterprise solutions; and development of new functionalities which would allow companies to compete more effectively. Results will vary from customer to customer given their particular facts and circumstances.  Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.